INVESTORS CAPITAL HOLDINGS, LTD.

EXHIBIT NO. 10.15

RIDER A
TO FINRA FORM SL-31D
SUBORDINATED LOAN AGREEMENT

Rider ( “Rider”) to the Subordinated Loan Agreement (“Form 31D”, and including this Rider, as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), dated as of March 8, 2013, by and between Investors Capital Corporation, a Massachusetts corporation (the “Broker/Dealer”), and Pershing LLC, a Delaware limited liability company (the “Lender”).  Capitalized terms used herein that are defined in Form 31D, but not otherwise defined herein, shall have the meanings therein defined.

1.	Defined Terms.

“Affiliate” of a Person means (a) any other Person directly or indirectly owning, controlling, or holding with power to vote, greater than 10% of the outstanding voting securities of such Person, (b) any other Person of whose outstanding voting securities, greater than 10%, are directly or indirectly owned, controlled, or held with power to vote, by such Person, or (c) any Person directly or indirectly controlling, controlled by, or under common control with, such other Person.  For purposes of this defined term, “control” means the power to exercise a controlling influence over the management or policies of a company, and “controlling” and “controlled” shall have correlative meanings.

“Alternate Base Rate” means, for any day, a fluctuating rate per annum equal to (for that day) the higher of (a) the Prime Rate and (b) the Fed Funds Effective Rate.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Fed Funds Effective Rate shall be effective from and including the effective date of such change in the Alternate Base Rate or the Fed Funds Effective Rate.

“Applicable Margin” means 5%.

“Broker/Dealer” has the meaning set forth in the preamble of this Rider.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Clearing Agreement” means the Fully Disclosed Clearing Agreement, dated as of April 3, 2006, between the Lender and the Broker/Dealer.

“Closing Date” has the meaning set forth in Section 6 of this Rider.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder.

“Default” means an Event of Default or Event of Acceleration or any event or condition that with notice or the lapse of time or both would, unless cured or waived, become an Event of Default or Event of Acceleration.

“Default Interest Rate” has the meaning set forth in Section 2(a) of this Rider.

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“Fed Funds Effective Rate” means, for any day, a rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the Business Day succeeding such next preceding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Effective Rate for such day shall be the average of the quotations for such day on such transactions received by the Lender.

“FOCUS Report” means a Financial and Operation Combined Uniform Single Report required to be filed on a monthly or quarterly basis, as the case may be, with the SEC or FINRA, or any report that is required in lieu of such report.

“Foreign Assets Control Regulations” means any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended).

“Form 31D” has the meaning set forth in the preamble of this Rider.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory or self-regulatory agency or organization, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by or otherwise in respect of bonds, debentures, notes or similar instruments, including seller paper, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (including contingent payment, earn-out and similar obligations, but excluding current accounts payable incurred in the ordinary course of business which are paid within 90 days of their respective due dates), (f) all capital lease obligations of such Person, (g) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (h) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (i) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted (eg., take-or-pay obligations) or similar obligations, (j) to the extent not otherwise included, all net obligations of such Person under hedging agreements, (k) any of the foregoing of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, and (I) all guarantees by such Person of any of

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the foregoing.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Party” has the meaning set forth in Section 9(b) of this Rider.

“International Emergency Economic Powers Act” means the International Emergency Economic Powers Act (50 U.S.C. § 1701 et seq., as amended).

“Investment” means for any Person, (a) the acquisition (whether for cash, property, services or securities or otherwise) of equity interests or other securities of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale), (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), or (c) the entering into of any guaranty of or contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; provided that entering into of any hedging arrangement for bona fide hedging and risk management purposes shall not constitute an investment.”

“Lender” has the meaning set forth in the preamble of this Rider.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest (statutory or other) or encumbrance of any kind in respect of such asset, or any preference, priority or other security or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement or any financing lease having substantially the same economic effect as any of the foregoing) with respect to such asset.

“Loan” means the principal amount loaned by the Lender to the Broker/Dealer pursuant to this Loan Agreement.

“Loan Agreement” has the meaning set forth in the preamble of this Rider.

“Loan Documents” means this Loan Agreement and all other agreements, certificates and other documents executed and delivered pursuant to this Loan Agreement by the Broker/Dealer or any officer, director or other authorized signatory thereof, together with all amendments, supplements or other modifications thereto.

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, prospects, operations or condition, financial or otherwise, of the Broker/Dealer, (b) the legality, validity or enforceability of any Loan Document is affected in a manner that is material and adverse to the Lender, (c) the ability of the Broker/Dealer to perform any of its obligations under

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any Loan Document is affected in a manner that is material and adverse to the Lender, or (d) the rights of or benefits available to the Lender under any Loan Document is affected in a manner that is material and adverse.

“Net Capital” means “net capital,” as defined by the Rule and calculated in the manner set forth on the applicable FOCUS Report.

“Net Loss” means, for any period, net loss of the Broker/Dealer determined in accordance with GAAP.

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Permitted Investment” means an investment in (a) debt obligations maturing within one year from the date of acquisition thereof to the extent the principal thereof and interest thereon is backed by the full faith and credit of the United States of America, (b) commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard & Poor’s or Moody’s, in each case so long as the same (i) provide for the payment of principal and interest (and not principal alone or interest alone) and (ii) are not subject to any contingency regarding the payment of principal or interest, (c) certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Lender and any domestic office of any other commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $ 2,000,000 and which is rated at least A-2 by Standard & Poor’s and P-2 by Moody’s in the note or commercial paper rating category, (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (c) of this definition; and (e) money market mutual funds, 90% of the investments of which are in cash or investments contemplated by clauses (a), (b) and (c) of this definition,

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

"Prime Rate" shall mean, at any time, the rate of interest quoted in the Wall Street Journal, Money Rates Section as the "Prime Rate" (currently defined as the base rate on corporate loans posted by at least 75% of the nation's thirty largest banks).  In the event that the Wall Street Journal quotes more than one rate, or a range of rates as the Prime Rate, then the Prime Rate shall mean the average of the quoted rates.  In the event that the Wall Street Journal ceases to publish the Prime Rate, then die Prime Rate shall be the average Prime Rate of the three largest U.S. money center commercial banks, as determined by Lender.

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“Requirements of Law” means, collectively, any and all requirements of any Governmental Authority including any and all laws, judgments, orders, decrees, ordinances, rules, regulations, statutes or case law.

“Restricted Payment” means (a) any dividend or other distribution by the Broker/Dealer (whether in cash, securities or other property) with respect to any of its equity interests, (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interest, (c) any payment of principal or interest or any purchase, redemption, retirement, acquisition or defeasance with respect to any Indebtedness of the Broker/Dealer which is expressly subordinated to the payment of the obligations of the Broker/Dealer under the Loan Documents, and (d) the acquisition for value by the Broker/Dealer of any equity interests issued by the Broker/Dealer or any other Person who controls the Broker/Dealer.

“Rider” has the meaning set forth in the preamble of this Rider.

“SEC” means the Securities and Exchange Commission and any successor organization discharging the regulatory functions of the Securities and Exchange Commission.

“Subordinated Indebtedness” means any Indebtedness of a Person that is contractually subordinated to any other Indebtedness of such Person including, without limitation, Indebtedness that is contractually subordinated in accordance with Appendix D of the Rule.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, limited liability company, partnership or other entity (irrespective of whether or not at that time securities or other ownership interests of another class or classes of such corporation, limited liability company, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.  Unless otherwise specified, “Subsidiary” means a Subsidiary of the Broker/Dealer.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including, without limitation, backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including interest, additions to tax or penalties applicable thereto.

“Total Ownership Equity” means, total ownership equity as set forth on the applicable FOCUS Report).

“Trading with the Enemy Act” means the Trading With the Enemy Act (50 U.S.C. App. § 1 et seq., as amended).

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2.	Interest. Notwithstanding anything to the contrary in Section 1 of Form 31D, the agreed upon interest rate by the Broker/Dealer and the Lender is set forth in this Section 2.
(a)

The Loan shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin, but in no event shall the interest rate to be charged to the Broker/Dealer hereunder exceed the rate of 14% if the Broker/Dealer is not in Default or 16%  percent per annum at any other time throughout the term of this Loan Agreement.  Subject to the subordination provisions of this Loan Agreement, interest on the Loan shall be payable on the last day of each March, June, September and December and on the Scheduled Maturity Date.  In the event of any repayment or prepayment of the Loan, accrued and unpaid interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.  Subject to the subordination provisions of this Loan Agreement, in the event that the Broker/Dealer fails to pay any amount of principal, interest, fees or other amounts payable under the Loan Documents when due, such overdue amount shall bear interest at the “Default Interest Rate,” which shall mean (i) in the case of principal, the Alternate Base Rate plus the Applicable Margin plus 2% after as well as before judgment, and (ii) to the extent not prohibited by applicable law, in the case of any interest, fees or other amount, at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin plus 2%, after as well as before judgment, such interest to be payable on demand.

(b)

All interest hereunder shall be computed on the basis of a year of 360 days for the actual number of days elapsed (including the day a Loan is made but excluding the date of repayment).  The Fed Funds Effective Rate and the Prime Rate shall each be determined by the Lender in accordance with the provisions of this Loan Agreement, and such determination shall be conclusive absent manifest error.

(c)	Other Taxes. The Broker/Dealer shall pay all Other Taxes to the relevant Governmental Authority in accordance with applicable law or reimburse the Lender therefor to the extent paid by the Lender.
(d)

Payments.  All payments hereunder shall be made at the office of the Lender or at such other place as the Lender may specify from time to time, in lawful money of the United States in immediately available funds without setoff or counterclaim, failing which, unless the payment obligation is suspended as provided in this Loan Agreement, the Lender shall be entitled to all of the rights and remedies of an unpaid creditor with a matured indebtedness provided by applicable law, subject to the provisions for subordination set forth in this Loan Agreement.  Fees and other amounts paid shall not be refundable under any circumstances.

(e)

Representations and Warranties.  In order to induce the Lender to enter this Loan Agreement and make the Loan, the Broker/Dealer represents and warrants to the Lender as of the date hereof and as of each date on which the representations and warranties in this Section 5 are to be made or deemed to be made in accordance with the provisions of this Loan Agreement:

(f)

Clearing Agreement Representations.  Each of the representations and warranties made by the Broker/Dealer pursuant to Section 4.1 of the Clearing Agreement are incorporated herein by reference as if set forth herein.

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(g)

Organization; Powers.  The Broker/Dealer:  (i) is a corporation duly organized, validly existing and in good standing under the laws of Commonwealth of Massachusetts; (ii) has all requisite corporate power, and has all material governmental licenses, permits, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being and as proposed to be conducted; and (iii) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would (either individually or in the aggregate) result in a Material Adverse Effect,

(h)

Authorization; Enforceability.  The Broker/Dealer has all necessary corporate power, authority and legal right to execute, deliver and perform its obligations under this Loan Agreement; the execution, delivery and performance by the Broker/Dealer of this Loan Agreement have been duly authorized by all necessary corporate action (including, without limitation, any required approvals); each has been duly and validly executed and delivered by the Broker/Dealer and this Loan Agreement constitutes its legal, valid and binding obligation, enforceable against the Broker/Dealer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(i)

Approvals.  No authorizations, approvals or consents of, and no filings or registrations with any Governmental Authority or any securities exchange are necessary for the execution, delivery or performance by the Broker/Dealer of this Loan Agreement, or for the legality, validity or enforceability hereof or thereof, except for (a) the approval of FINRA to classify this Loan Agreement as a satisfactory subordinated loan agreement under Appendix D of the Rule (which is the only approval or consent of a Governmental Authority necessary to permit such classification, which approval will have been obtained prior to the effectiveness of this Loan Agreement and the making of the Loan hereunder), (b) authorizations, approvals or consents of any Government Authority which have been obtained or made prior to the making of the Loan hereunder and which are in full force and effect on the date of such Loan, and (c) routine filings with the SEC or FINRA that may be required to be made from time to time after the date hereof.

(j)

No Breach.  None of the execution and delivery of this Loan Agreement, the consummation of the transactions herein and therein contemplated or compliance with the terms and provisions hereof and thereof will conflict with or result in a breach of, or require any consent under, the certificate of formation, or other organizational documents of the Broker/Dealer, or any applicable law or regulation, or any order, writ, injunction or decree of any court or Governmental Authority, or any agreement or instrument to which the Broker/Dealer is a party or by which the Broker/Dealer or any of its respective properties is bound or to which the Broker/Dealer is subject, or constitute a default under any such agreement or instrument, or result in the creation or imposition of any mortgage, lien, pledge, charge, security interest or encumbrance of any kind upon any property of the Broker/Dealer pursuant to the terms of any such agreement or instrument.

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(k)

Margin Stock.  None of the transactions contemplated herein (including, without limitation, the use of the proceeds of the Loan) violates, will violate or will result in a violation of Section 7 of the SEA, or any regulation issued pursuant thereto, including, without limitation, Regulation T (provided that the Broker/Dealer assumes in making this statement that the Lender is not a “creditor” as defined in such Regulation T).

(l)	Futures Commission Merchant. The Broker/Dealer is [not] registered as a futures commission merchant under the CEA.
(m)

Financial Statements.  The Broker/Dealer has heretofore furnished to the Lender (i) the audited Statement of Financial Condition of the Broker/Dealer as of December 31st, 2011,  and the related audited statements of operations, changes in members’ equity and cash flows for the fiscal years ended on such date, with the opinion thereon of Marcum LLP, a registered independent public accounting firm, and (ii) the FOCUS Report of the Broker/Dealer for the period ending September 30th 2012.    Such financial statements are complete and correct and fairly present, in all material respects, the financial condition of the Broker/Dealer as at such dates and the results of its operations for the fiscal year ended on such dates and for the indicated periods, all in accordance with GAAP applied on a consistent basis.  The Broker/Dealer does not have on the Closing Date any material contingent liabilities, material liabilities for taxes, material forward or long term commitments or material unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in such balance sheets as at such dates.

(n)

No Material Adverse Change.  Since September 30th 2012, there has been no material adverse change in the business, assets, prospects, operations or condition, financial or otherwise, of the Broker/Dealer.

(o)

Title to Property.  The Broker/Dealer has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.  The Broker/Dealer owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Broker/Dealer does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(p)	Other Subordinated Indebtedness. As of the Closing Date, there is no Subordinated Indebtedness of the Broker/Dealer other than the Indebtedness contemplated by this Loan Agreement.
(q)	Net Capital. The Broker/Dealer operates under paragraph (a)(1)(ii) of the Rule for the computation of its Net Capital.
(r)

Foreign Assets Control.  Neither the requesting nor borrowing of the Loan will violate the International Emergency Economic Powers Act, the Trading With the Enemy Act, the Foreign Assets Control Regulations or any enabling legislation or executive order relating

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thereto.  Furthermore, neither the Broker/Dealer, nor to the Broker/Dealer’s knowledge, its Affiliates (a) is a “blocked person” as described in the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages, or has engaged since the date of this Loan Agreement, in any dealings or transactions, with any such “blocked person,” unless authorized pursuant to the Foreign Assets Control Regulations.

(s)

Taxes.  The Broker/Dealer has filed or caused to be filed all Federal income tax returns, or applicable extensions thereof, and all other material tax returns and information statements that are required to be filed by the Broker/Dealer and has paid all taxes, or estimated taxes (in connection with any extensions filed) due pursuant to such returns or pursuant to any assessment received by the Broker/Dealer, except for any such tax or assessment the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained.  The charges, accruals and reserves on the books of the Broker/Dealer in respect of taxes and other governmental charges are, in the opinion of the Broker/Dealer, adequate.  The Broker/Dealer has not given or been requested to give a waiver of the statute of limitations relating to the payment of any Federal, state, local and foreign taxes or other impositions.

(t)

True and Complete Disclosure.  The information reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Broker/Dealer to the Lender in connection with the negotiation, preparation or delivery of the Loan Documents or included therein or delivered pursuant thereto when taken as a whole do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein, in light of the circumstances under which they were made not misleading.  All written information furnished after the Closing Date by the Broker/Dealer to the Lender in connection with the Loan Documents and the transactions contemplated therein will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified.  There is no fact known to the Broker/Dealer that could result in a Material Adverse Effect that has not been disclosed herein or in a report financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Lender.

(u)

Conditions Precedent to Closing.  The obligation of the Lender to make the Loan shall not become effective until the date (the “Closing Date”) on which each of the following conditions is satisfied or waived by the Lender:

(v)

Loan Documents.  The Lender (or its counsel) shall have received from the Broker/Dealer either (i) counterparts of Form 31D and this Rider signed on behalf of the Broker/Dealer or (ii) written evidence of the execution of the same by the Broker/Dealer satisfactory to the Lender (which may include facsimile transmission of signed signature pages of this Loan Agreement and the Rider, to be promptly followed by original signed signature pages of this Loan Agreement and the Rider).

(w)

Secretary’s or Assistant Secretary’s Certificate.  The Lender shall have received a certificate of the Secretary or Assistant Secretary of the Broker/Dealer, in form and substance satisfactory to Lender, (i) attaching true, correct and complete copies of its certificate of formation, certified as of a recent date by the Secretary of State (or analogous official) of the

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jurisdiction of its formation, and its, (ii) attaching resolutions of its Board of Managers or other managing person authorizing the execution, delivery and performance of the Loan Documents and certifying that (A) such resolutions were duly adopted and are in full force and effect and (B) no other resolutions relating to the transactions contemplated thereby have been adopted, (iii) certifying as to the incumbency of its officer or officers who may sign the Loan Documents, including therein a signature specimen of such officer or officers and (iv) attaching certificates of good standing (or comparable certificates), certified as of a recent date prior to the Closing Date, by the Secretaries of State (or comparable official) of the jurisdiction of its formation and the jurisdiction in which it maintains its chief executive office.

(x)

FINRA Approval.  The Lender shall have received evidence that FINRA has found this Loan Agreement acceptable as to form and content and deemed it to constitute a satisfactory subordination agreement under Appendix D of the Rule.

(y)

Accuracy of Representations; No Default.  (a) The representations and warranties of the Broker/Dealer made herein shall be true and complete on and as of the date of the making of the Loan with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of an earlier date, as of such earlier date), and (b) no Default, shall have occurred and be continuing.

(z)	Covenants.
(aa)	Financial Covenants.
(i)	The Broker/Dealer’s Net Capital shall not be less than two million dollars ($2,000,000) at any time.
(ii)	The Broker/Dealer’s Total Ownership Equity shall not be less than five million dollars ($5,000,000) at any time.
(iii)	As of any date of determination, the Broker/Dealer shall not have incurred a Net Loss in excess of one million dollars ($1,000,000) for the twelve month period most recently ended.
(bb)

Maintenance of Existence.  The Broker/Dealer will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence under the laws of its jurisdiction of organization.

(cc)

Maintenance of Licenses, Permits, Rights and Properties.  The Broker/Dealer will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its licenses, permits, rights and properties necessary to conduct its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(dd)

Maintenance of Property in Working Order.  The Broker/Dealer will do or cause to be done all things necessary to keep its property in good working order and condition, except

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where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(ee)

Compliance with Laws.  The Broker/Dealer will (i) comply with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not be reasonably expected to result in a Material Adverse Effect; (ii) pay and discharge when due all lawful Indebtedness, obligations and claims for labor, materials and supplies or otherwise which, if unpaid, could reasonably be expected to (x) have a Material Adverse Effect or (y) become a Lien (other than a Lien permitted by this Loan Agreement) upon the property of the Broker/Dealer, unless and to the extent only that the validity of such Indebtedness, obligation or claim shall be contested in good faith and by appropriate proceedings diligently conducted by the Broker/Dealer, and provided that such reserve or other appropriate provision as shall be required in accordance with GAAP shall have been made therefor; and (iii) pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained.  In addition, and without limiting the foregoing, the Broker/Dealer will comply in all material respects with the International Emergency Economic Powers Act, the Trading with Enemy Act and with Foreign Assets Control Regulations and any other enabling legislation or executive order relating thereto.

(ff)	Financial Statements and Other Information. The Broker/Dealer shall deliver, or cause to be delivered, to the Lender:
(i)

as soon as available and in any event within 90 days after the end of each fiscal year of the Broker/Dealer, a statement of financial condition for such fiscal year together with the related statements of operations, changes in members’ equity and cash flows of the Broker/Dealer for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and accompanied by an opinion of Marcum LLP or another registered independent public accounting firm of recognized national standing, which opinion shall state that such financial statements fairly present the financial condition and results of operations of the Broker/Dealer as at the end of, and for, such fiscal year in accordance with GAAP;

(ii)

as soon as available, and in any event within 30 days of the end of each quarterly fiscal period of each fiscal year of the Broker/Dealer, a statement of financial condition of the Broker/Dealer as of the end of such fiscal quarter together with the related statements of operations changes in members’ equity and cash flows for such quarter and for the period from the beginning of the respective fiscal year to the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods in the preceding fiscal year (except that, in the case of balance sheets, such comparison shall be to the last day of the prior fiscal year) accompanied by a certificate of the chief financial officer or another executive officer of the Broker/Dealer, which certificate shall state that such financial statements fairly present the financial condition and the results of operations of the Broker/Dealer in accordance

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with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year‑end audit adjustments);

(iii)	as soon as practicable (and in any event within 30 days) after the end of each monthly and quarterly fiscal period of the Broker/Dealer, the Broker/Dealer’s FOCUS Report for such period as filed; and
(iv)

such other information regarding the operations, business affairs and financial condition of the Broker/Dealer, or compliance with the terms of this Loan Agreement, as the Lender may reasonably request.

(gg)

Notices of Default and other Material Events.  The Broker/Dealer will furnish notice to the Lender in writing promptly after the Broker/Dealer knows or has reason to believe that (i) any Default has occurred, (ii) any proceeding by or before any Governmental Authority, and of any material development in respect of such legal or other proceedings, affecting the Broker/Dealer, except proceedings that if adversely determined, would not (either individually or in the aggregate) result in Material Adverse Effect or (iii) any other development that results in, or could reasonably be expected to result in a Material Adverse Effect.    Each notice delivered hereunder shall be accompanied by a statement of an executive officer of the Broker/Dealer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

(hh)

Inspection.  The Broker/Dealer will (i) keep proper books of record and account, in which full, true and correct entries shall be made of all financial transactions and the assets and business of the Broker/Dealer in conformity with GAAP and in accordance with applicable law and regulations including, without limitation, the Act and the rules and regulations promulgated thereunder, and (ii) permit any representatives designated by the Lender, to visit and inspect the Broker/Dealer’s properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers.

(ii)

Prohibition of Fundamental Changes.  The Broker/Dealer will not (a) enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); (b) acquire any business or property from, or equity interests of, or be a party to any acquisition of, any Person, except for Investments permitted under this Loan Agreement, (c) convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any material part of its business or property, whether now owned or hereafter acquired, except for (i) sales of obsolete or worn-out property or equipment no longer used or useful in its business so long as the amount thereof sold in any single fiscal year by the Broker/Dealer shall not have a fair market value in excess of $250,000 and (ii) sales of securities and other property in the ordinary course of business or (d) create or acquire any Subsidiary, in each case above without the prior written consent of the Lender.

(jj)	Restricted Payments. The Broker/Dealer will not declare or make directly or indirectly, any Restricted Payment at any time during which the Loan is outstanding.

RIDER A TO SUBORDINATED LOAN AGREEMENT

(kk)	Indebtedness. The Broker/Dealer will not create, incur, assume or permit to exist any Indebtedness except:
(i)	Indebtedness existing on the Closing Date and described on Schedule 1;
(ii)	Indebtedness to the Lender under this Loan Agreement;
(iii)	Indebtedness resulting from the endorsement of negotiable instruments for collection in the ordinary course of business; and
(iv)

Indebtedness of the Broker/Dealer incurred in the ordinary course of the broker-dealer business including, but not limited to accounts payable, notes payable, accrued liabilities, and indebtedness resulting from day loans, street loans and obligations to repurchase securities sold for inventory under agreements to repurchase.

(ll)

Insurance.  The Broker/Dealer will maintain insurance with financially sound and reputable insurance companies, and with respect to property and risks of a character usually maintained by companies engaged in the same or similar business similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such companies.

(mm)	Liens. The Broker/Dealer will not create, incur, assume or suffer to exist any Lien that could reasonably be expected to have a Material Adverse Effect.
(nn)	Investments. The Broker/Dealer will not make or permit to remain outstanding any Investments except:
(i)	Investments outstanding on the date hereof and described on Schedule 2;
(ii)	operating deposit accounts with banks;
(iii)

any Investment in a security or other instrument held for sale or investment in the ordinary course of the broker-dealer business of the Broker/Dealer (including debt securities and equity securities in connection with any underwriting);

(iv)	receivables from broker-dealers and customers arising in the ordinary course of the broker-dealer business of the Broker/Dealer;
(v)	Permitted Investments;
(vi)	Investments consisting of security deposits with utilities, landlords, exchanges, depositories, clearing corporations and other like Persons made in the ordinary course of business; and
(vii)	other Investments not in excess of $250,000 in the aggregate.
(oo)

Transactions with Affiliates.  Except as expressly permitted by this Loan Agreement, the Broker/Dealer will not directly or indirectly (a) make any Investment in an

RIDER A TO SUBORDINATED LOAN AGREEMENT

Affiliate other than as described in Section 7(n)(i); (b) transfer, sell or assign or otherwise dispose of any material property to an Affiliate at less than market value; (c) merge into or consolidate with or purchase or acquire material property from an Affiliate at greater than market value; or (d) enter into any other transaction for the benefit of an Affiliate (including, without limitation, guaranties and assumptions of obligations of an Affiliate) without obtaining reasonable compensation from the Affiliate; provided that (x) any Affiliate who is an individual may serve as a member, officer or employee of the Broker/Dealer and receive reasonable compensation (including reasonable bonuses) for his or her services in such capacity and (y) the Broker/Dealer may enter into transactions (other than extensions of credit by the Broker/Dealer to an Affiliate that are prohibited by this Loan Agreement) providing for the leasing of property and the rendering or receipt of services and property in the ordinary course of business, if the monetary or business consideration arising therefrom would be substantially as advantageous to the Broker/Dealer as the monetary or business consideration that would obtain in a comparable transaction with a Person not an Affiliate.

(pp)

Modifications of Certain Documents.  The Broker/Dealer will not amend, modify or waive any of its rights under its organizational documents, other than (i) immaterial amendments, modifications or waivers that could not reasonably be expected to adversely affect the Lender and (ii) amendments or modifications that have been approved by the Lender prior to being made.  Broker/Dealer shall deliver or cause to be delivered to the Lender a copy of each amendment, modification or waiver of its organizational documents promptly after the execution and delivery thereof.

(qq)

Continuation as Customer.  The Broker/Dealer will remain a customer of the Lender and the Clearing Agreement shall continue in full force and effect through the term of this Loan Agreement.  The Broker/Dealer and the Lender agree that any breach of this covenant shall be deemed to (i) be a significant indication that the financial position of the Broker/Dealer has changed materially and adversely from its financial position on the Closing Date and (ii) materially and adversely affect the ability of the Broker/Dealer to conduct its business as conducted on the Closing Date.

(rr)	Notices.
(ss)

Notices Generally.  All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service mailed by certified or registered mail or sent by facsimile, as follows:

(i)	if to the Broker/Dealer: 6 Kimball Lane Lynnfield, MA, 01940 Attention of: John G. Cataldo, Esq.
(ii)	if to the Lender: One Pershing Plaza Jersey City, NJ 07399 Attention of: Managing Director, Credit Risk Management]

RIDER A TO SUBORDINATED LOAN AGREEMENT

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).

(tt)	Change of Address. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
(uu)	Expenses; Indemnification.
(vv)

The Broker/Dealer agrees to pay or reimburse the Lender, within 30 days of demand, for all reasonable and documented out-of-pocket expenses (including the reasonable fees and expenses of outside legal counsel for the Lender) incurred by the Lender in connection with the enforcement or protection of the Lender’s rights pursuant to this Loan Agreement and the other Loan Documents and the Loan, including those incurred with respect to a Default and any enforcement or collection proceedings resulting therefrom, including without limitation, in (A) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, (B) judicial or regulatory proceedings and (C) workout, restructuring or other negotiations or proceedings, whether or not the workout, restructuring or transaction contemplated thereby is consummated.

(ww)

The Broker/Dealer hereby agrees to indemnify the Lender, its Affiliates and their respective partners, members, directors, officers, employees, agents and advisors (each an “Indemnified Party”) from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them arising out of, in connection with, or as a result of, this Loan Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Loan or the use of the proceeds thereof, including, without limitation, the reasonable fees and disbursements of outside counsel incurred in connection with any such investigation or litigation or other proceedings; provided that such indemnity shall not, as to any Indemnified Party, be available to the extent that such losses, liabilities, claims, damages, or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party or a material breach of this Loan Agreement by such Indemnified Party.    The Lender agrees to give the Broker/Dealer notice of any such investigations, litigation or other proceedings, within a reasonable time after Lender’s actual discovery of the same; provided that the Lender’s failure to provide such notice shall not affect the Broker/Dealer’s obligations hereunder.

(xx)

To the fullest extent permitted by applicable law, the Broker/Dealer shall not assert, and the Broker/Dealer hereby waives, any claim against each Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Loan Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Loan or the use of the proceeds thereof.

RIDER A TO SUBORDINATED LOAN AGREEMENT

(yy)	Assignments. Section 19(c) of Form 31D is hereby replaced with the following Sections 19(c) and 19(d):

“(c) The Broker/Dealer may not assign any of its rights or obligations under the Loan Documents without the prior written consent of the Lender and FINRA, and any attempted assignment shall be null and void.  The Lender may assign the Loans or any portion thereof with the prior written consent of the Broker/Dealer (not to be unreasonably withheld or delayed and not to be required during the continuance of an Event of Default or an Event of Acceleration) and with the consent of FINRA.

(d) Notwithstanding anything herein to the contrary, subject to the approval of the board of directors of the Lender (if deemed necessary or appropriate by the Lender) and FINRA, the Lender may, in its sole discretion and without the Broker/Dealer’s consent, assign its rights and obligations under the Loan Documents and the Loan (before or after the closing) to Affiliates of the Lender (but subject to customary documentation in form and substance reasonably acceptable to the Broker/Dealer).  Upon the effectiveness of any such assignment, the Broker/Dealer shall look solely to the assignee in respect of this Loan Agreement and Lender shall have no further obligations in respect of this Loan Agreement.”

(zz)

Survival.  All covenants, agreements, representations and warranties made by the Broker/Dealer herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Loan Agreement, any other Loan Document or any provision of the Clearing Agreement incorporated herein by reference shall be considered to have been relied upon by the Lender and shall survive the execution and delivery of any Loan Document and the making of the Loan, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on the Loan or any fee or any other amount payable under the Loan Documents is outstanding and unpaid and so long as this Loan Agreement has not been terminated (whether by maturity or otherwise).  The provisions of Sections 3,  9 and 11 of this Rider shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan, the permitted assignment of this Loan Agreement, and the termination of this Loan Agreement or any provision hereof.  The benefits of this Section shall extend to any Person who is or has been a Lender under this Loan Agreement.

(aaa)

No Fiduciary Duty.  The Broker/Dealer agrees that in connection with all aspects of the transactions contemplated by this Loan Agreement and the other Loan Documents and any communications in connection therewith, the Broker/Dealer and its Affiliates, on the one hand, and the Lender and its Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Lender or its Affiliates and no such duty will be deemed to have arisen in connection with any such transactions or communications.

RIDER A TO SUBORDINATED LOAN AGREEMENT

(bbb)

Counterparts; Integration.  This Loan Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Loan Agreement by signing any such counterpart.  This Loan Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof.

(ccc)

Amendments.  Except as provided herein, no provision of this Loan Agreement or the Note may be amended, supplemented or otherwise modified (each a “modification”) except by an instrument in writing signed by the Broker/Dealer and the Lender and approved in writing by FINRA.  This Agreement shall not be subject to cancellation by either the Lender or the Broker/Dealer, and no payment shall be made, nor this Loan Agreement terminated, rescinded or modified by mutual consent or otherwise if the effect thereof would be inconsistent with the requirements of 17 CFR 240.15c3-1 and 240.15c3-1d.

(ddd)

Headings.  The captions in this Loan Agreement are for convenience of reference only and in no way define, limit or describe the scope of this Loan Agreement and shall not be considered in the interpretation of this Loan Agreement or any provision thereof.

[Signature Page Follows]

RIDER A TO SUBORDINATED LOAN AGREEMENT

The Broker/Dealer and the Lender agree that this Rider shall be deemed to be a part of this Loan Agreement.

INVESTORS CAPITAL CORPORATION

By: /s/ John Cataldo

Name: John Cataldo

Title: Chief Compliance Officer

PERSHING LLC

By: /s/ Emil Gizzi

Name: Emil Gizzi

Title: Managing Director

RIDER A TO SUBORDINATED LOAN AGREEMENT

SCHEDULE 1

Existing Indebtedness

Ordinary course of business indebtedness, including but not limited to accounts payable, accrued liabilities, expenses and other bank financing and borrowings not qualified for net capital purposes.

1631/01631-000 current/32618256v4